Exhibit 10.24

EXECUTIVE EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) dated March 24, 2005 and effective as of March 29, 2005 (“Effective Date”) is entered into by and between David Z. Arakawa (“Employee”) and Hawaiian Airlines, Inc., a Hawaii corporation (“Company”).

Company and Employee desire to establish Company’s right to services of Employee, in the capacity described below, on the terms and conditions and subject to the rights of termination hereinafter set forth, and Employee agrees to engage in such employment on those terms and conditions.

In consideration of the mutual agreements hereinafter set forth, Employee and Company have agreed and do hereby agree as follows:

1.                                       EMPLOYMENT AS SENIOR VICE PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY (“GC”).  Company does hereby employ and engage Employee as Senior Vice President - GC, and Employee does hereby accept and agree to such engagement and employment.

a.                                       Basic Duties.  Employee’s duties during the Employment Period shall be to serve as Senior Vice President – GC, which shall generally include those contained in Attachment A.  The precise scope of the duties of Employee may be modified from time to time at the discretion of Company’s President or his designee(s) consistent with Employee’s titles and general duties and responsibilities hereunder.

b.                                      Reporting Relationship.  Employee shall at all times report to the President or his designee(s).

c.                                       Time and Effort Expected of Employee.  Employee shall devote full time, attention, energy and skill to the performance of Employee’s duties for Company and for the benefit of Company.  Furthermore, Employee shall exercise due diligence and care in the performance of Employee’s duties to Company under this Agreement.

2.                                       TERM OF AGREEMENT.  The term of this Agreement (“Term”) shall commence on the Effective Date and shall continue for a period of two (2) years, unless terminated earlier as provided in Section 7 of this Agreement.  The term of this Agreement may be extended upon mutual agreement in writing signed by Employee and an authorized representative of Company.  The period of time commencing on the Effective Date and ending on the expiration date of the Term, or, if earlier, the date of termination of Employee’s employment (“Termination Date”) under this or any successor agreement shall be referred to as the “Employment Period.”

3.                                       COMPENSATION.

a.                                       BASE SALARY.  Company shall pay Employee, and Employee agrees to accept from Company, a base salary at the rate of TWO HUNDRED THOUSAND DOLLARS AND NO /100THS DOLLARS ($200,000) per year (“Base Salary”), less applicable withholdings required by law or Employee’s benefit plans or other deductions authorized in writing by Employee to be withheld or deducted, payable in equal semi-monthly installments in accordance with Company’s regular payroll practices.  Employee’s Base Salary shall be reviewed annually by Company and may be increased, but not decreased, by Company in its sole and absolute discretion.  Any adjusted amounts under this Section 3.a. will thereafter become the “Base Salary” for purposes of this Agreement.

c.                                       PERFORMANCE BONUS.  In addition to the Base Salary, Employee shall be eligible to participate during the Employment Period in any performance bonus plan hereafter established for senior officers of Company by the Board of Directors (the “BOD”).  Any award to Employee under that plan shall be payable, less applicable withholdings, in the amount, in the manner, and at the time determined by the BOD, in its sole and absolute discretion. Company will request that the BOD award a target bonus equal to 50% of

Employee’s Base Salary, with actual payment amount established annually as a function of overall corporate performance and Employee’s performance relative to previously established management objectives.

d.                                      STOCK OPTIONS.  In addition to Base Salary, Employee shall be eligible to participate during the Employment Period in any stock option plan hereafter established for the senior officers of Company by the BOD in accordance with plan terms and applicable law.  Any award to Employee under such plan shall be made in an amount, in the manner, and at the time determined by the BOD, in its sole and absolute discretion.  Company will request an incoming grant of 53,000 stock options for Employee that would vest in two equal tranches, one tranche each year, during the Employment Period.  Additionally, Employee will be considered for additional stock option grants if and when such grants are awarded for other senior executives at Company.

e.                                       LONG TERM INCENTIVE PLANS.  In addition to Base Salary, Employee shall be eligible to participate during the Employment Period in any long term incentive plans hereafter established for the senior officers of Company by the BOD in accordance with plan terms and applicable law.  Any award to Employee under such plan shall be made in an amount, in the manner, and at the time determined by the BOD, in its sole and absolute discretion.

f.                                         401(k) PLAN.  Employee shall be eligible to participate in a 401(k) or analogous plan (the “401(k) Plan”) according to its terms, which shall be developed by Company, subject to approval of the BOD, and which shall not occur before Company’s emergence from Chapter 11 bankruptcy.

4.                                       FRINGE BENEFITS.  During his employment under this Agreement, Employee shall be eligible to participate in, and to be covered by, such employee benefit plans effective generally with respect to Company’s senior officers as those plans may be amended, supplemented, replaced or terminated from time to time, to the extent Employee is eligible under the terms of such plans; and Employee shall be eligible to receive such other fringe benefits as may be granted to Employee from time to time by the BOD or as delegated by it in its sole and absolute discretion.  In addition to the foregoing benefits, Employee shall also receive the following individual benefits:

a.                                       TRAVEL BENEFITS.  During the Employment Period, Employee and Employee’s spouse and eligible dependents shall be entitled to travel benefits on Company flights (but not charter flights) at a level and under procedures commensurate with the senior officer level, subject to IRS requirements, and pursuant to Company policy.  Employee and Employee’s spouse and eligible dependents of Employee shall be entitled to travel benefits on other airlines consistent with Company’s interline transportation agreements.

b.                                      EXECUTIVE LONG-TERM DISABILITY INSURANCE PLAN.  Subject to the applicable waiting periods, Employee will be included, at Company’s expense, in Company’s Executive Long-Term Disability Insurance Plan, as it may be amended, supplemented, replaced or terminated from time to time.

c.                                       BUSINESS EXPENSES.  Company shall reimburse Employee for any and all reasonable out-of-pocket, necessary, customary, and usual expenses, properly receipted in accordance with Company policies, incurred by Employee on behalf of Company, provided Employee properly accounts to Company for such expenses in accordance with the rules and regulations of the Internal Revenue Service under the Code, and in accordance with the standard policies and procedures of Company to reimburse business expenses, which obligation shall survive the termination of this Agreement.

d.                                      VACATIONS.  Company will provide reasonable vacations authorized by the President subject to requirements of operations and as duties may permit, provided that unused vacation will not be accrued and Company will not make payment to Employee for unutilized vacation.

e.                                       SICK LEAVE.  Reasonable sick leave for illness or injury will also be provided, provided that unused sick leave will not be accrued and Company will not make payment to Employee for unutilized sick leave.

5.                                       CONFIDENTIAL INFORMATION.  Employee recognizes that by reason of Employee’s employment by and service to Company, Employee will occupy a position of trust with respect to business and technical information of a secret or confidential nature which is the property of Company which will be imparted to Employee from time to time in the course of the performance of Employee’s duties hereunder (the “Confidential Information”).  Employee acknowledges that such information is Company’s valuable and unique asset and agrees that Employee shall not, during or after the Term of this Agreement, use or disclose directly or indirectly any of Company’s Confidential Information to any person, except that Employee may use and disclose to Company’s authorized personnel such Confidential Information as is reasonably appropriate in the course of the performance of Employee’s duties hereunder.  Company’s Confidential Information shall include all information and knowledge of any nature and in any form relating to Company including, but not limited to, business plans; development projects; computer software and related documentation and materials; designs, practices, processes, methods, know-how and other facts relating to Company’s business; and advertising, promotions, financial matters, sales and profit figures, and customers or customer lists.

6.                                       TERMINATION OF EMPLOYEE’S EMPLOYMENT.

a.                                       DEATH.  If Employee dies while employed by Company, Employee’s employment shall immediately terminate.  Company’s obligation to pay Employee’s Base Salary shall cease as of the date of Employee’s death. Thereafter, Employee’s beneficiaries or estate shall receive benefits, if any, in accordance with Company’s retirement, insurance, and other applicable benefit plans then in effect.

b.                                      DISABILITY.  If Employee (i) becomes Disabled, as defined in Company’s Executive Long-Term Disability Plan, (ii) he cannot be reasonably accommodated by Company, and (iii) he commences to receive long-term disability benefits, Employee’s employment may be terminated by Company or Employee.  During any period prior to such termination during which Employee is absent from the full-time performance of Employee’s duties with Company due to Disability, Company shall continue to pay Employee the Base Salary at the rate in effect at the commencement of such period of Disability.  Any such payments made to Employee shall be reduced by amounts received from disability insurance obtained or provided by Company, and by the amounts of any benefits payable to Employee, with respect to such period, under Company’s Executive Long-Term Disability Plan.  Subsequent to the termination provided for in this Section 6.b., Employee’s eligibility for any benefits shall be determined under Company’s retirement, insurance, and other applicable benefit plans then in effect in accordance with the terms of such plans.

c.                                       TERMINATION BY COMPANY FOR CAUSE.  Company may terminate Employee’s employment under this Agreement for “Cause” at any time prior to expiration of the Term of the Agreement, only upon the occurrence of any one or more of the following events:

(i)                                     The material breach of this Agreement by Employee, including without limitation, repeated neglect of Employee’s duties, Employee’s repeated material lack of diligence and attention in performing services as provided in this Agreement, or Employee’s repeated failure to implement or adhere to Company policies.

(ii)                                  Conduct of a criminal nature that may have an adverse impact on Company’s reputation and standing in the community.

(iii)                               Fraudulent conduct in connection with the business affairs of Company, regardless of whether said conduct is designed to defraud Company or others.

(iv)                              Conduct at any time or place which is detrimental to

Hawaiian Airlines’ reputation and/or goodwill among its customers and/or the community as determined by the company.

(v)                                 Conduct in violation of the Company’s and/or its parent company’s corporate compliance rules, practices, procedures and ethical guidelines.

(vi)                              Material violation(s) of Company’s House Rules, a copy of which has been provided to Employee by Company.

In the event of termination for Cause, Company’s obligation to pay Employee’s Base Salary and all benefits shall cease as of the Termination Date.  If Employee’s employment is terminated for Cause, Employee’s employment may be terminated immediately without any advance written notice.

d.                                      TERMINATION BY COMPANY WITHOUT CAUSE.  Company shall have the right to terminate Employee’s employment prior to the expiration of the Term, at any time, without Cause.  In the event Company shall so elect to terminate Employee’s employment without Cause, Employee shall be entitled to only such payments as may be required under the terms of Section 7 of this Agreement.  Employee agrees that in the event of his termination without Cause, the Term of this Agreement will be deemed to be the period between the Effective Date and the Termination Date.

e.                                       TERMINATION AT END OF TERM.  If Employee continues to work through the end of the Term, this Agreement will expire at the end of the Term, and Company’s obligation to pay Employee’s compensation and fringe benefits shall cease as of the end of the Term.

f.                                         RESIGNATION BY EMPLOYEE.  If Employee voluntarily resigns his employment at any time during the term of this Agreement, Company’s obligation to pay Employee’s compensation and fringe benefits shall cease as of the date of resignation.  Employee agrees to provide Company with at least thirty (30) days written notice prior to the effective date of resignation.

Company may elect, in its sole and absolute discretion, to relieve Employee of his employment duties for all or any part of the thirty (30) day notice period. However, Employee shall continue to receive compensation and benefits under this Agreement through the effective date of his resignation.

g.                                      RETURN OF COMPANY PROPERTY.  Upon termination, Employee will immediately return all Company issued items, including, but not limited to Company identification badge(s), access card(s), AOA badge(s), travel card, Friendship Travel Passes (FTPs), computer equipment (hardware/software), disks and/or electronic data, fax machine(s), pager(s), company credit card(s), company telephone card(s), access code(s), key(s), company files, work product, manuals, customer lists, company documents, financial information, operational information, plans, memoranda, notes, and correspondence.

h.                                      PAYMENT OF ACCRUED OBLIGATIONS.  Notwithstanding anything in this Section 6 to the contrary, upon termination of Employee’s employment for any reason, Company shall pay Employee: (i) Employee’s Base Salary earned and unpaid through the Termination Date, if any, and (ii) unreimbursed expenses payable in accordance with Company policy (“Accrued Expenses”).  The payment of Accrued Expenses shall be made within ten (10) days following Termination Date.

7.                                       PAYMENTS UPON TERMINATION WITHOUT CAUSE IN EXCHANGE FOR AGREEMENT TO WAIVE ALL CLAIMS.

a.                                       If, during the Term of this Agreement, Employee’s employment is terminated by Company without Cause, in addition to Accrued Obligations, Employee shall be entitled to the following payments in exchange for a valid release and waiver of all claims through the Termination Date that Employee may have at that time against Company or related persons or entities (“Waiver of All Claims”): Company shall pay to Employee an amount equal to Employee’s Base Salary and medical/dental premiums for one year (“the Settlement Sum”).  The Settlement Sum shall be paid in a lump sum, less applicable withholdings, on the Termination Date.  Company shall provide all information for continuation of fringe benefits to the extent required by law.

b.                                      If Employee fails or refuses to agree to a valid Waiver of All Claims through the Termination Date, Employee will not be paid any amounts under this Section 7.

c.                                       TAX WITHHOLDING OBLIGATIONS.  At the time that the Waiver of All Claims is executed, the parties will determine the extent to which any of the payments provided for in this Section 7 may be subject to federal, state, or local tax or other withholdings.  Those tax/withholding obligations will be detailed in the Waiver of All Claims.

d.                                      NO OTHER COMPENSATION OR BENEFITS POST TERMINATION.  No other payment, compensation or fringe benefit other than as described in this Section 7 and in Section 4.b. shall be provided to, or owed to, Employee after termination with or without Cause.

e.                                       Employee shall not be required in any way to mitigate the amount of any payment provided for in this Section 7, including, but not limited to, by seeking other employment, nor shall the amount of any payment provided for in this Section 7 be reduced by any compensation earned by Employee as the result of employment with another employer after the Termination Date, or otherwise.

8.                                       NONCOMPETITION PROVISIONS.

a.                                       NONCOMPETITION.  During the Term of this Agreement and for a period of twelve (12) months commencing on the Termination Date, Employee agrees and covenants that Employee shall not, directly or indirectly, undertake to become an employee, officer, partner, consultant or otherwise be connected with any entity (i) for which, at such time, in excess of 10% of its revenues are derived from airline operations (including without limitation, passenger, charter, military, cargo, or other airline operations) within Hawaii and/or between Hawaii and the mainland United States, or (ii) in which Employee’s specific duties and responsibilities are in direct competition with Company either within Hawaii or on routes to and from Hawaii serviced by Company. Employee acknowledges and agrees that any breach of this non-competition provision shall entitle Employer to immediately terminate any payments to him pursuant to Section 7 of this Agreement.  In addition, Employee agrees that any breach or threatened breach of this provision 8.a. will entitle Company to an injunction from any court having jurisdiction over Employee, it being agreed that any such breach would irreparably harm Company.  In addition, Company will be entitled to such damages as may be proved in court arising from such breach.

b.                                      NONDISPARAGEMENT.  During the Term of this Agreement and for a period of twelve (12) months commencing on the Termination Date, Employee agrees that he shall not make any statements that disparage or tend to disparage Company, its products, services, officers, employees, advisers or other business contacts.  The parties acknowledge and agree that each act of such disparagement shall entitle the Company to $5,000 in liquidated damages, which shall be awarded by an arbitrator pursuant to the provisions of Section 10 of this Agreement.  In addition, Employee acknowledges that any breach of this non-disparagement provision shall entitle Company to immediately terminate any payments pursuant to Section 7 of this Agreement.

c.                                       RIGHT TO COMPANY MATERIALS.  Employee agrees that all styles, designs, lists, materials, books, files, reports, correspondence, e-mails and other paper and electronically stored information, records, and other documents (“Company Materials”) used, prepared, or made available to Employee, shall be and shall remain the property of Company.  Upon the termination of employment or the expiration of this Agreement, all Company Materials shall be returned immediately to Company, and Employee shall not make or retain any copies thereof.

d.                                      ANTI-SOLICITATION.  Employee promises and agrees that during the term of this Agreement and for a period of twelve (12) months commencing on the Termination Date, Employee will not influence or attempt to influence customers or suppliers of Company or any of its present or future subsidiaries or affiliates, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other entity then in competition with the business of Company or any subsidiary or affiliate of Company. Employee acknowledges and agrees that any breach of this anti-solicitation provision shall entitle Company to immediately terminate any payments pursuant to Section 7 of this Agreement.  In addition, Employee agrees that each act of such solicitation shall entitle Company to $5,000 in liquidated damages, which shall be awarded by an arbitrator pursuant to the provisions of Section 10 of this Agreement.

e.                                       SOLICITING EMPLOYEES.  During the term of this Agreement and for a period of twelve (12) months commencing on the Termination Date, Employee promises and agrees that Employee will not directly or indirectly solicit any of Company’s employees to work for any business, individual, partnership, firm, corporation, or other entity.  Employee acknowledges and agrees that any breach of this Soliciting Employees provision shall entitle Company to immediately terminate any payments pursuant to Section 7 of this Agreement. In addition, Employee agrees that each act of such solicitation shall entitle Company to $5,000 in liquidated damages, which shall be awarded by an arbitrator pursuant to the provisions of Section 10 of this Agreement.

9.                                       NOTICES.  All notices, requests, demands and other communications hereunder shall be in writing and shall be effective upon receipt.  All notices shall be given or served personally or sent by facsimile or first class mail, postage prepaid, addressed as follows:

If to Company:

Hawaiian Airlines, Inc.

Attn:  Senior Vice President, People Services Group

3375 Koapaka Street, Suite G-350

Honolulu, Hawaii 96819

Phone:    808/835-3700

Fax:         808/838-6731

If to Employee:

David Z. Arakawa

99-1378 Hele Mauna Place

Aiea, HI    96701

or to such other address which the party receiving the notice has notified the party giving the notice in the manner aforesaid.

10.                                 ARBITRATION CLAUSE/ATTORNEY’S FEES.  Any controversy or claim arising out of or relating to this Agreement (other than a breach of Provision 8.a.) shall be settled by expedited arbitration administered by Dispute Prevention and Resolution, Inc. (“DPR”) in Honolulu, Hawaii under its rules applicable to the arbitration of employment disputes, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  In the event judicial, quasi-judicial or arbitral determination is necessary to resolve any dispute arising as to the parties’ rights and obligations hereunder, Company and Employee shall each bear their respective attorney’s fees and costs associated with such dispute.

11.                                 TERMINATION OF PRIOR AGREEMENTS.  This Agreement terminates and supersedes any and all prior agreements and understandings between the parties with respect to employment or with respect to the compensation of Employee by Company from, and after the Effective Date.

12.                                 ASSIGNMENT: SUCCESSORS.  This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided that, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon, and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of Company hereunder.

13.                                 GOVERNING LAW.  This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of Hawaii.

14.                                 ENTIRE AGREEMENT: HEADINGS.  This Agreement embodies the entire agreement of the parties respecting the matters within its scope and may be modified only in writing.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

15.                                 WAIVER; MODIFICATION.  Company’s failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.  This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

16.                                 SEVERABILITY.  In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, only the portions of this Agreement that violate such statute or public policy shall be stricken.  All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

17.                                 INDEMNIFICATION.  Company shall indemnify and hold Employee harmless to the maximum extent permitted by Section 415-5 of the Hawaii Business Corporation Act, and the Restated Articles of Incorporation and Amended Bylaws of Hawaiian Airlines, Inc.  Company will maintain a directors and officers liability insurance policy during the term of this Agreement, which policy shall name Employee as an insured.

18.                                 COUNTERPARTS.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

19.                                 FACSIMILE SIGNATURES.  This Agreement may be executed by the parties by facsimile, and facsimile signatures shall be binding.

IN WITNESS WHEREOF, Company has caused this Agreement to be executed by its duly authorized officers, and Employee has hereunto signed this Agreement, as of the date first above written.

HAWAIIAN AIRLINES, INC.:		EMPLOYEE:

By:	/s/ Mark B. Dunkerley	By:	/s/ David Z. Arakawa
	Mark B. Dunkerley	David Z. Arakawa
President and Chief Operating Officer

Attachment A

Senior Vice President, General Counsel and Corporate Secretary

Duties and Responsibilities

SUMMARY:

Performs complex legal work for the highest levels of Hawaiian Airlines, Inc. (“Company”) administration.  Advises Company’s senior leadership on legal issues of significant importance to Company operations.  Represents the Company in legal proceedings or supervises such representation.  Analyzes legal and regulatory issues affecting Company operations and develops institutional policies.  Supervises and trains attorneys and other professional legal staff assigned to him.

DUTIES AND RESPONSIBILITIES:

1.                                       Provides legal counsel and guidance to officers and upper management on legal matters relevant to Company; coordinates and supervises legal services for Company’s senior administrators and executives; supervises and trains Company’s attorneys and paralegals assigned to him; manages workloads, provides advice and guidance for projects; assigns, supervises, and critiques legal services of Company’s attorneys and paralegals; conducts performance appraisals; supervises and coordinates work of outside attorneys and consults with them on sensitive legal issues; develops and manages budgets and supervises financial management and office operations.

2.                                       Drafts, reviews and approves policies and procedures, bylaws, resolutions and other documents related to governance, regulatory compliance, and business operations of the Company, its facilities, and its governing boards, advisory boards and affiliated corporate entities.

3.                                       Anticipates and identifies legal issues of concern to senior Company officials, and develops legal strategies and solutions, often in situations of great financial, political and/or public relations risk or significance, and with limited time for assessing alternatives; provides advice to senior Company officials for strategic planning purposes and participates in Company strategic planning.

4.                                       Drafts and reviews, or supervises drafting and review, of contracts and related documents for conduct of Company’s business, procurement of goods and services, affiliations with other entities, confidentiality of proprietary information, employment, leases of space and equipment, software licenses, and electronic transmission of data; trains Company staff in contract review.

5.                                       Analyzes a broad range of complex laws and regulations affecting the Company in areas of legal specialty, including but not limited to federal and state laws and regulations affecting the business of airlines (for example, laws, regulations, and constitutional provisions regarding aviation, real estate, taxation, insurance, safety and security, antitrust, procurement, compliance, taxation, etc.); prepares opinions of counsel as needed.

6.                                       Represents senior administrators, executives and managers in administrative hearings, and represents or oversees the representation of the Company and its officials in complex litigation; negotiates, supervises, or provides advice regarding negotiation of settlements involving complex legal issues or transactions on behalf of the Company; provides advice and representation regarding regulatory audits, settlements and appeals.

7.                                       Participates in development of federal and state legislative strategy;

drafts and reviews legislative bills and amendments affecting the Company; develops priority bill summaries; tracks priority bill activity; and supervises communication to the Company leadership of information regarding legislative activity.

8.                                                               Provides advice for, and participates in, negotiations with federal, state and local government officials regarding Company relationships with those entities.

9.                                                               Conducts training of Company personnel in areas of legal specialty and develops training materials; provides advice regarding training needs at Company in areas of legal specialty and in compliance with training requirements imposed by regulations.

10.                                 Enhances professional growth and development through participation in seminars and workshops; maintains professional affiliations to keep abreast of developments and trends in aviation law.

11.                                 Performs miscellaneous job-related duties as assigned.